Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Ameri Holding, Inc.
Atlanta, GA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 25, 2019, relating to the consolidated financial statements of Ameri Holding, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Our report contains an explanatory paragraph regarding  the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts ” in the Prospectus.

/s/ Ram Associates

Hamilton, NJ

November 14, 2019